Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Record 2008 Fiscal Year Results and 4th Quarter EPS of $.90

LOS ANGELES--(BUSINESS WIRE)--February 19, 2009--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the fiscal year and fourth quarter ended December 31, 2008. For the 2008 year, net income amounted to a record $482.8 million, up 18% compared with net income of $408.0 million for the 2007 year. Earnings per diluted share were a record $6.56 for 2008, up 22% compared with earnings of $5.36 per diluted share for the 2007 year. Sales for the 2008 period were also a record at $8.7 billion, an increase of 20% compared with 2007 sales of $7.3 billion. The 2008 fiscal year financial results include in cost of sales a pre-tax LIFO expense amount of $109.2 million, or $.94 per diluted share, compared with a pre-tax LIFO expense amount of $43.8 million, or $.36 per diluted share, for the 2007 year.

For the 2008 fourth quarter, net income was $66.3 million, down 17% compared with net income of $79.9 million for the 2007 fourth quarter. Earnings per diluted share were $.90 for the 2008 fourth quarter, down 15% from $1.06 for the 2007 fourth quarter. 2008 fourth quarter sales were $2.1 billion, an increase of 26% compared with 2007 fourth quarter sales of $1.7 billion. The 2008 fourth quarter financial results include in cost of sales, on a FIFO basis, a pre-tax charge of $18.5 million, or $.17 per diluted share in connection with final purchase price allocation adjustments regarding beginning inventory values related to the August 1, 2008 acquisition of PNA Group Holding Corporation (“PNA”). 2008 fourth quarter cost of sales also includes a pre-tax LIFO income amount of $27.3 million, or $.25 per diluted share, compared with a pre-tax LIFO income amount of $1.2 million, or $.01 per diluted share in the 2007 fourth quarter.

In the 2008 fourth quarter, Reliance repaid $505 million of debt, bringing the net debt-to-total capital ratio to 41% at December 31, 2008. During the period from January 1 through February 15, 2009, the Company repaid an additional $213 million of debt, leaving only $250 million outstanding on its revolving credit facility, with $850 million of availability.

David H. Hannah, Chairman and Chief Executive Officer of Reliance, said, “We are proud to report another record year for Reliance. Our managers and each of their teams did an outstanding job managing through a challenging and volatile business environment. Overall, our tons sold for the year were up 12% compared to 2007, due principally to our PNA acquisition. Average pricing per ton sold was up 8% compared to 2007. On a 'same-store' basis, excluding PNA and our other 2007 and 2008 acquisitions, our tons sold were down only 5% and average pricing was up 14%. We had our plans ready by mid-year in anticipation of the expected change in business conditions. We did not, however, anticipate the magnitude and speed of the changes. Starting primarily in November and December, we experienced sudden declines in demand and accelerated mill pricing reductions that resulted in significant competitive pressures and deteriorating profit margins as metals service centers, including Reliance, focused on inventory destocking.

“As a result, the fourth quarter was very difficult. However, we managed through the quarter well as we have done in similar situations in the past, with significant reductions in working capital, leading to increased cash flow which was used primarily to pay down debt. Cash flow from operations was $665 million, or a record $9.03 per diluted share during 2008, with $549 million of that amount generated in the fourth quarter. In addition to the reductions in working capital, we reduced our workforce by about 7% during the fourth quarter in response to the decreased shipping volumes. Our tons sold during the fourth quarter were up 25% compared to the 2007 fourth quarter due, again, to the PNA acquisition, and down 7% compared to the 2008 third quarter. Average pricing per ton sold was up 2% compared to the 2007 fourth quarter and down 10% compared to the 2008 third quarter,” said Hannah.

“We have not seen any meaningful change in business activity levels so far in 2009. Pricing for most all of our products does seem to be at or near the bottom but there is still intense competitive pressure in the marketplace as metals service centers continue to adjust inventory levels downward to better align them with demand. As a result of continued uncertainty regarding economic conditions and the operating environment, we are not comfortable providing 2009 first quarter earnings per share guidance at this time. We will, during the course of the quarter, communicate any meaningful information regarding our operations as it becomes available,” Hannah stated.

“On August 1, 2008, we acquired PNA Group Holding Corporation for approximately $1.1 billion, our largest acquisition to-date based on transaction value. We financed this acquisition with borrowings on our revolving credit facility and a new $500 million term loan. The transaction value of approximately $1.1 billion included about $725 million of PNA’s debt that was repaid or refinanced, including the settlement of our cash tender offers for 100% of PNA’s outstanding notes. PNA’s subsidiaries include the operating entities Delta Steel, Inc., Feralloy Corporation, Infra-Metals Co., Metals Supply Company, Ltd., Precision Flamecutting and Steel, L.P. and Sugar Steel Corporation. Through its subsidiaries, PNA processes and distributes primarily carbon steel plate, bar, structural and flat-rolled products. PNA had revenues for the five months ended December 31, 2008 of about $888 million and was accretive to our 2008 earnings,” added Hannah.

“In September of 2008 we acquired the assets, including the inventory, machinery, and equipment, of the Singapore operation of HLN Metal Centre Pte. Ltd. (HLN Metal). The business operates as Reliance Metalcenter Asia Pacific Pte. Ltd. (RMAP). In April of 2008 we acquired Dynamic Metals International, LLC based in Bristol, CT, a specialty metal distributor. Dynamic operates as a division of Service Steel Aerospace Corp.,” Hannah stated.

On February 18, 2009, the Board of Directors declared a regular quarterly cash dividend of $.10 per share of common stock. The dividend is payable on March 27, 2009 to shareholders of record March 6, 2009. The Company has paid regular quarterly dividend payments for 49 consecutive years.

Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the fourth quarter and twelve months financial results for the period ended December 31, 2008. All interested parties are invited to listen to the web cast on February 19, 2009 at 11:00 a.m. Eastern Time at: http://www.rsac.com/investorinformation or http://www.streetevents.com. Player format: Windows Media and RealPlayer. The web cast will remain on the Reliance web site at: www.rsac.com through March 19, 2009 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2008 “Fortune 500” List, the Fortune 2008 List of “America’s Most Admired Companies,” the 2008 Forbes “America’s Best Managed Companies” List, the 2009 Forbes “Platinum 400 List of America’s Best Big Companies,” and the 2008 Fortune “100 Fastest Growing Companies” List.

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2007, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

RELIANCE STEEL & ALUMINUM CO. SELECTED FINANCIAL DATA (In thousands, except share and per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Income Statement Data:
Net sales	$2,142,770	$1,705,661	$8,718,844	$7,255,679
Gross profit	458,835	427,605	2,162,096	1,837,518
Operating income	126,554	142,880	852,971	723,506
EBITDA[1]	151,610	170,411	946,197	812,976
EBIT[1]	123,506	147,990	848,273	733,103
Pre-tax income	97,604	129,522	765,698	654,393
Net income	66,288	79,910	482,777	407,955
EPS – diluted	$0.90	$1.06	$6.56	$5.36
Weighted average shares outstanding – diluted	73,303,839	75,490,202	73,597,717	76,064,616
Gross margin	21.4%	25.1%	24.8%	25.3%
Operating income margin	5.9%	8.4%	9.8%	10.0%
EBITDA margin[1]	7.1%	10.0%	10.9%	11.2%
EBIT margin[1]	5.8%	8.7%	9.7%	10.1%
Pre-tax margin	4.6%	7.6%	8.8%	9.0%
Net margin	3.1%	4.7%	5.5%	5.6%
Cash dividends per share	$.10	$.08	$.40	$.32

		December 31,	December 31,
		2008	2007
Balance Sheet and Other Data:
Current assets		$2,302,372	$1,721,403
Working capital		1,652,207	1,121,539
Property, plant and equipment, net		998,706	824,635
Total assets		5,195,485	3,983,477
Current liabilities		650,165	599,864
Long-term debt[2]		1,675,565	1,013,260
Shareholders’ equity		2,431,436	2,106,249
Capital expenditures		151,890	124,127
Net debt-to-total capital[3]		41.4%	32.4%
Return on equity[4]		22.9%	23.4%
Current ratio		3.5	2.9
Book value per share		$33.17	$28.12
Cash flow from operations per share		$9.03	$8.40

[1] See Consolidated Statements of Income for reconciliation of EBIT and EBITDA. EBIT is defined as the sum of income before interest expense and income taxes. EBITDA is defined as the sum of income before interest expense, income taxes, depreciation expense and amortization of intangibles. We use EBITDA as a liquidity performance measure and believe EBITDA is useful in evaluating our liquidity because the calculation generally eliminates the effects of financing costs and income taxes and the accounting effects of capital spending and acquisitions, which are assessed and evaluated through other operating performance measures. EBITDA is also commonly used as a measure of operating and liquidity performance for companies in our industry and is frequently used by analysts, investors, lenders, rating agencies and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt. EBITDA is not a recognized measurement under U.S. generally accepted accounting principles and, therefore, represents a non-GAAP financial measure. EBITDA should not be considered in isolation or as a substitute for consolidated statements of income and cash flows data prepared in accordance with U.S. generally accepted accounting principles as it excludes components that are significant in understanding and assessing our results of operations and cash flows. EBITDA as presented is not necessarily comparable with similarly titled measures for other companies.

[2] Long-term debt includes capital lease obligations of $3,833 and $4,495 as of December 31, 2008 and December 31, 2007, respectively.
[3] Net debt-to-total capital is calculated as total debt (net of cash) divided by shareholders’ equity plus total debt (net of cash).
[4] Calculations are based on the latest twelve months net income and beginning shareholders’ equity.

RELIANCE STEEL & ALUMINUM CO. CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)

ASSETS

	December 31,	December 31,
	2008	2007

Current assets:
Cash and cash equivalents	$51,995	$77,023
Accounts receivable, less allowance for doubtful accounts of $22,018 at December 31, 2008 and $16,153 at December 31, 2007	851,214	691,462
Inventories	1,284,468	911,315
Prepaid expenses and other current assets	33,782	24,028
Income taxes receivable	9,980	17,575
Deferred income taxes	70,933	—
Total current assets	2,302,372	1,721,403
Property, plant and equipment:
Land	125,096	115,294
Buildings	506,781	417,677
Machinery and equipment	810,054	669,671
Accumulated depreciation	(443,225)	(378,007)
	998,706	824,635

Goodwill	1,065,527	886,152
Intangible assets, net	741,681	464,291
Cash surrender value of life insurance policies, net	57,410	73,953
Other assets	29,789	13,043
Total assets	$5,195,485	$3,983,477
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$248,312	$333,986
Accrued expenses and other current liabilities	59,982	35,711
Deferred revenue	82,949	2,152
Accrued compensation and retirement costs	123,707	95,539
Accrued insurance costs	40,700	36,884
Deferred income taxes	—	23,136
Current maturities of long-term debt	93,877	71,815
Current maturities of capital lease obligations	638	641
Total current liabilities	650,165	599,864
Long-term debt	1,671,732	1,008,765
Capital lease obligations	3,833	4,495
Long-term retirement costs and other long-term liabilities	94,361	62,224
Deferred income taxes	340,326	200,181
Minority interest	3,632	1,699
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares —73,312,714 at December 31, 2008 and 74,906,824 at December 31, 2007, stated capital	563,092	646,406
Retained earnings	1,900,360	1,439,598
Accumulated other comprehensive (loss) income	(32,016)	20,245
Total shareholders’ equity	2,431,436	2,106,249
Total liabilities and shareholders’ equity	$5,195,485	$3,983,477

RELIANCE STEEL & ALUMINUM CO. CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share and per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Net sales	$2,142,770	$1,705,661	$8,718,844	$7,255,679

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,683,935	1,278,056	6,556,748	5,418,161
Warehouse, delivery, selling, general and administrative	304,177	262,304	1,211,201	1,034,139
Depreciation and amortization	28,104	22,421	97,924	79,873
	2,016,216	1,562,781	7,865,873	6,532,173

Operating income	126,554	142,880	852,971	723,506

Other income (expense):
Interest	(25,902)	(18,468)	(82,575)	(78,710)
Other income (expense), net	(2,886)	5,161	(3,840)	9,931
Minority interest	(162)	(51)	(858)	(334)
Income from continuing operations before income taxes	97,604	129,522	765,698	654,393
Provision for income taxes	31,316	49,612	282,921	246,438
Net income	$66,288	$79,910	$482,777	$407,955

Earnings per share:
Income from continuing operations - diluted	$0.90	$1.06	$6.56	$5.36
Weighted average shares outstanding - diluted	73,303,839	75,490,202	73,597,717	76,064,616

Income from continuing operations - basic	$0.90	$1.07	$6.60	$5.39
Weighted average shares outstanding - basic	73,293,047	74,811,215	73,102,215	75,622,799

Cash dividends per share	$.10	$.08	$.40	$.32

Reconciliation of EBIT and EBITDA
Net cash provided by operating activities	$549,297	$254,277	$664,684	$638,964
Provision for income taxes	31,316	49,612	282,921	246,438
Interest expense	25,902	18,468	82,575	78,710
Other non cash adjustments	(32,112)	(13,229)	(33,540)	(12,035)
Changes in assets and liabilities (excluding effect of businesses acquired)	(422,793)	(138,717)	(50,443)	(139,101)
EBITDA	$151,610	$170,411	$946,197	$812,976
Less, Depreciation and amortization expense	28,104	22,421	97,924	79,873
EBIT	$123,506	$147,990	$848,273	$733,103

RELIANCE STEEL & ALUMINUM CO. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Twelve Months Ended December 31,
	2008	2007
Operating activities:
Net income	$ 482,777	$ 407,955
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97,924	79,873
Provision for deferred income taxes	22,720	12,042
Loss (gain) on sales of property, plant and equipment	2,658	(1,181)
Equity in earnings of unconsolidated partnerships	(565)	—
Minority interest	858	334
Stock based compensation expense	13,189	10,120
Excess tax benefits from stock based compensation	(9,693)	(9,511)
Decrease in cash surrender value of life insurance policies	4,373	231
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	166,025	61,265
Inventories	191,472	129,582
Prepaid expenses and other assets	(9,121)	11,087
Accounts payable and other liabilities	(297,933)	(62,833)
Net cash provided by operating activities	664,684	638,964

Investing activities:
Purchases of property, plant and equipment	(151,890)	(124,127)
Acquisitions of metals service centers and net asset purchases of metals service centers, net of cash acquired	(330,249)	(269,957)
Tax distributions related to prior acquisitions	(1,155)	(619)
Proceeds from sales of property, plant and equipment	19,116	5,045
Net borrowings from (investment in) life insurance policies	4,890	(31,028)
Proceeds from redemption of life insurance policies	1,634	878
Net cash used in investing activities	(457,654)	(419,808)

Financing activities:
Proceeds from borrowings	1,687,691	658,770
Principal payments on long-term debt and short-term borrowings	(1,798,602)	(778,520)
Payments to minority shareholders	(1,225)	—
Debt issuance costs	(3,313)	—
Dividends paid	(29,229)	(24,207)
Excess tax benefits from stock based compensation	9,693	9,511
Exercise of stock options	17,987	16,483
Issuance of common stock	284	281
Common stock repurchases	(114,774)	(82,168)
Net cash used in financing activities	(231,488)	(199,850)
Effect of exchange rate changes on cash	(570)	242
(Decrease) increase in cash and cash equivalents	(25,028)	19,548
Cash and cash equivalents at beginning of period	77,023	57,475
Cash and cash equivalents at end of period	$ 51,995	$ 77,023

Supplemental cash flow information:
Interest paid during the period	$ 74,654	$ 78,167
Income taxes paid during the period	$ 267,224	$ 221,145

CONTACT:
Reliance Steel & Aluminum Co.
Kim P. Feazle
Investor Relations
713-610-9937
213-576-2428
kfeazle@rsac.com
investor@rsac.com